Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES OPERATING RESULTS FOR FIRST QUARTER OF FISCAL 2011

NEW YORK, November 1, 2010 — K-Sea Transportation Partners L.P. (NYSE:KSP) today announced operating results for its first fiscal quarter ended September 30, 2010.  The Company reported operating income of $10.3 million, including a $4.8 million net gain on sale of vessels and a $1.2 million lease termination cost.  Excluding these items, our operating income was $6.6 million.  This represents an increase of $2.0 million compared to operating income for the first fiscal quarter ended September 30, 2009 of $ 4.6 million (before asset impairment charges).  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of fiscal 2011 was $23.3 million.   Excluding the items mentioned above, EBITDA was $19.7 million, an increase of $1.5 million, or 8.2%, compared to $18.2 million for the first quarter ended September 30, 2009, and an increase of $7.3 million or 59%, compared to $12.4 million for the June 2010 quarter.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

President and CEO Timothy J. Casey said, “We are pleased with our first fiscal quarter results.  As we indicated on our last conference call, we believe the market declines we experienced in calendar 2009 and the first half of this calendar year are behind us.  We do not expect our markets to improve materially until there is a clear uptrend in refined products consumption and the supply of vessels declines as single-hull units are removed.  We continue to believe that an increasing amount of single-hull vessels will leave the market as we move into and through 2011.  We benefited this past quarter from the clean-up work in the Gulf of Mexico, which is now essentially over, and the ongoing contribution from our efficiency efforts.

Additionally, during and subsequent to the end of the quarter, we entered into one-year and two-year charters on two of our coastwise vessels, extended for two years a charter on another coastwise unit and signed a one-year agreement on a small local vessel.  Also, we have been successful at finding backhaul opportunities for several of our spot market units, and we have found several other short term employment opportunities.  With our recent capital infusion, we are financially and operationally positioned to capitalize on the eventual upturn in our markets as well as any new business opportunities as they arise.”

Three Months Ended September 30, 2010

For the three months ended September 30, 2010, the Company reported operating income of $10.3 million, including the previously mentioned $4.8 million net gain on sale of vessels and $1.2 million lease termination cost.  Excluding these items, our operating income was $6.6 million.  This represents an increase of $2.0 million compared to $4.6 million (before asset impairment charges) of operating income for the three months ended September 30, 2009.  The $4.8 million gain was generated from the previously announced sale of two tugboats and our two oldest double-hull barges.  EBITDA, excluding the $4.8 million net gain on sale of vessels and the $1.2 million lease termination cost referred to above, was $19.7 million for the three months ended September 30, 2010 as compared to $18.2 million for the three months ended September 30, 2009.  EBITDA for the first fiscal quarter of 2011 was positively impacted by the deployment of eight of our barges, including five single-hull units, working in the U.S. Gulf as part of the oil spill clean-up effort.  The estimated EBITDA impact of this work was approximately $4.4 million.   The positive impact from the U.S. Gulf work was partially offset by fewer working days owing to an overall reduction in net utilization mainly relating to expiring contracts and the employment of vessels in the spot market.  The average daily rate for the three months ended September 30, 2010 increased to $12,584 as compared to $10,791 for the three months ended September 30, 2009.  Average daily rates benefited from the commencement of operations of two large vessels in November 2009 and April 2010, the retirement of the single-hull vessels from our recurring business and the higher rates earned on the vessels deployed in the U.S. Gulf.  Additionally, the September 2009 quarter experienced a reduction in the average daily rate due to operating several of our vessels under storage contracts in our waste water treatment facility at lower rates.  Vessel operating expenses decreased by $0.7 million resulting mainly from the operation of fewer vessels.  General and administrative expenses decreased to $6.4 million for the three months ended September 30, 2010, a decrease of $0.6 million from the prior year fiscal first quarter, due to an overall cost-reduction effort.

Net loss for the three months ended September 30, 2010 was $1.5 million, or a loss of $0.10 per fully diluted limited partner common unit, excluding the net gain on sale of vessels and the lease termination cost.  This represents a decrease of $2.1 million compared to net income of $0.6 million (excluding asset impairment charges), or $0.03 per fully diluted limited partner common unit, for the three months ended September 30, 2009.  The decrease was primarily a result of a $3.4 million increase in interest expense resulting mainly from increased interest margins due to the December and September amendments of our revolving credit facility and a term loan.  Also included in interest expense for the three months ended September 30, 2010 was a $0.5 million write-off of deferred financing fees relating to the September 2010 amendment of our revolving credit facility and a $0.5 million reclass to interest expense from other comprehensive income relating to the pay down of debt which was tied to an interest rate swap.  This was partially offset by the $2.0 million increase in operating income.  Including the net gain on sale of vessels and the lease termination costs, net income for the three months ended September 30, 2010 was $2.2 million, or $0.04 per fully diluted limited partner common unit.

Earnings Conference Call

The Company has scheduled a conference call for Monday, November 1, 2010, at 9:00 am Eastern time, to review the fiscal 2011 first quarter results.  Dial-in information for this call is (866) 783-2141 (Domestic) and (857) 350-1600 (International).   The Passcode is 17384680.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until November 8, 2010; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 20228935.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, we also present EBITDA, which is a non-GAAP financial measure.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of EBITDA to net income, the most directly comparable GAAP measure, is presented in the table below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, including statements relating to business outlook (including expectations regarding an upturn in the market and the Company’s ability to capitalize thereon), continued commercial use of single-hull vessels, expectations regarding demand for the Company’s services, equipment utilization and rate (including the effects and duration of new charters), backhaul opportunities, cost-cutting efforts, future earnings, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, the effects of the economic recession, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

Terrence P. Gill, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

	Three months ended
	September 30,
	2010	2009

Voyage revenue	$68,204	$66,426
Other revenue	3,716	4,176
Total revenues	71,920	70,602

Voyage expenses	11,184	10,519
Vessel operating expenses	34,713	35,456
General and administrative expenses	6,379	6,979
Depreciation and amortization	13,035	18,922
Net gain on disposal of vessel	(4,811)	—
Other operating expense	1,158	—

Total operating expenses	61,658	71,876
Operating income (loss)	10,262	(1,274)
Interest expense, net	7,619	4,177
Other expense (income), net	(13)	(510)

Income (loss) before provision for income taxes	2,656	(4,941)
Provision for income taxes	357	202
Net income (loss)	$2,299	$(5,143)
Less net income attributable to non-controlling interests	110	99
Net income (loss) attributable to K-Sea unitholders	$2,189	$(5,242)

General partner’s interest in net income (loss)	$9	$(55)
Limited partners’ interest in:
Net income (loss) - Preferred unit holders	$1,344	$(5,187)
- Common unit holders	$836	$—
Net income (loss) per unit - basic	$0.04	$(0.29)
- diluted	$0.04	$(0.29)
Weighted average common units outstanding - basic	19,189	17,650
- diluted	19,189	17,650

Supplemental Operating Statistics

	Three months ended
	September 30,
	2010	2009
Local Trade:
Average daily rate (1)	$7,439	$7,210
Net utilization (2)	74%	80%

Coastwise Trade:
Average daily rate	$14,800	$12,509
Net utilization	85%	89%

Total Fleet
Average daily rate	$12,584	$10,791
Net utilization	81%	86%

(1)	Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.
(2)	Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three months ended
	September 30,
	2010	2009

Net income (loss)	$2,299	$(5,143)
Adjustments to reconcile net income (loss) to EBITDA :
Depreciation and amortization	13,035	18,922
Interest expense, net	7,619	4,177
Provision for income taxes	357	202

EBITDA	$23,310	$18,158

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	June 30,
	2010	2010

Assets
Current assets:
Cash and cash equivalents	$14,013	$1,896
Accounts receivable, net	27,757	33,206
Prepaid expenses and other current assets	23,057	20,506
Total current assets	64,827	55,608

Vessels and equipment, net	587,865	604,197
Construction in progress	3,722	730
Other assets	36,501	36,096
Total assets	$692,915	$696,631

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt	$18,769	$19,024
Accounts payable and accrued expenses	45,414	49,327
Deferred revenue	8,908	12,005
Total current liabilities	73,091	80,356

Term loans	213,866	219,461
Credit line borrowings	52,800	144,450
Other liabilities	14,844	13,869
Deferred income taxes	3,831	3,486
Total liabilities	358,432	461,622

Commitments and contingencies
Partners’ Capital	334,483	235,009
Total liabilities and partners’ captial	$692,915	$696,631